Exhibit 10.2
Equity Office Properties Trust
2003 Share Option and Share Incentive Plan
Participant Summary and
Performance Award Agreement (LTIP)

INTRODUCTION	Equity Office Properties Trust (“EOPT”) has established the Equity Office Properties Trust 2003 Share Option and Share Incentive Plan, as amended (the “Plan”). Under the Plan, certain employees, officers, trustees and consultants may receive various rights related to common shares of beneficial interest of EOPT (“Shares”), or a bookkeeping entry representing the equivalent of Shares (“Share Units”), in either case subject to such performance conditions as may be established by the Compensation Committee (the “Committee”) of EOPT’s Board of Trustees (the “Board”)(a “Performance Award”).

This Summary and Agreement is intended as a guide to the terms and conditions of the grant of a Performance Award pursuant to the Plan. In addition, this Summary and Agreement is intended to serve as an agreement between you (the “Grantee”) and EOPT, governing the terms and conditions of the grant of a Performance Award to you on[___], 200[_].

This Summary and Agreement is subject to and governed by all the terms and conditions of the Plan, which are hereby incorporated by reference. In the event of any discrepancy between the terms and conditions of this Summary and Agreement and those of the Plan, the terms and conditions of the Plan (including amendments to the Plan) will control. Any other rights that may be granted to you under the Plan or rights that may be granted to other individuals will be described in separate documents for those individuals who are eligible to receive them.

This Summary and Agreement includes a Glossary that defines certain words and phrases used in this Summary and Agreement.
The effective date of the agreement reflected in this document with respect to the Performance Award is [__________], 200[_].
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this Prospectus is[__________], 200[_]

PLAN ADMINISTRATION	The Plan is administered by the Committee, which consists of at least three non-employee members of the Board. The Board selects the Committee members and may remove Committee members at any time.

The Committee designates those individuals eligible to receive Performance Awards under the Plan and determines the terms, conditions and restrictions governing the Performance Awards.

The Committee has the power, in connection with the administration of the Plan, to interpret the terms, conditions and restrictions of the Plan and this Summary and Agreement and to take any actions it deems necessary to carry out the terms and purpose of the Plan. Any interpretation or action by the Committee with respect to the Plan is final and binding, without right of appeal, on each participant and his or her heirs and transferees. Members of the Committee can be reached at the address shown below.

ADDITIONAL INFORMATION	If you have any questions about the Plan or if you would like to receive a copy of the Plan, any additional information relating to the Plan or documents that have been filed by EOPT with the Securities and Exchange Commission (including EOPT’s latest annual report, the description of the Shares being registered and any other reports filed by EOPT pursuant to the Securities Exchange Act of 1934, all of which are incorporated by reference herein), which are available without charge, upon written or oral request, you should contact Ms. Robin Mariella in the legal department at:
Equity Office Properties Trust
Two North Riverside Plaza
Suite 1600
Chicago, IL 60606
(312) 466-3646
robin_mariella@equityoffice.com

PERFORMANCE AWARDS	Q	What is a Performance Award?

	A	You have been granted a Performance Award for a target number of [___] Shares. A Performance Award is a right to receive between 0% and 200% of the target number of Shares, but only to the extent the performance conditions set forth below (the “Performance Goals”) are achieved during the three calendar years beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”). Following the end of the Performance Period, based on the extent to which the Performance Goals have been achieved, you will also be paid an amount in cash equal to the cumulative amount of the dividends that would have been paid on the number of Shares earned during the Performance Period if such Shares had been issued and outstanding EOPT Shares. The grant of a Performance Award to you does not create any current property rights in Shares. You will not have any other rights as an EOPT shareholder with respect to Shares under this Performance Award unless and until Shares are transferred to you in settlement of the Performance Award following the end of the Performance Period, based on the extent to which the Performance Goals have been achieved.

The Committee determines the terms, conditions and restrictions that apply to each Performance Award granted under the Plan. In no event, however, may the terms, conditions and restrictions be inconsistent with those of the Plan. Further, the grant of a Performance Award does not confer upon you the right to be retained in the “Service” of EOPT. For purposes of the Plan, your Service terminates when you no longer perform services as an employee, officer or trustee of EOPT or any “Subsidiary” (as defined in the Plan).

	Q	What are the Performance Goals?

	A	The Performance Goals for the Performance Period are based on the relative Total Shareholder Return (TSR) of EOPT. EOPT’s three-year TSR will be its compound annual growth rate over the Performance Period computed as follows:

((A + B) / C)⅓-1

where

A equals: the average closing price of EOPT shares for the final

30 calendar days of the Performance Period (December 2, 2008 through December 31, 2008)

B equals:	the amount per share of all cash distributions paid by EOPT to its common shareholders during the Performance Period, and

C equals:	the average closing price of EOPT shares for the 30 calendar days prior to the beginning of the Performance Period (December 2, 2005 through December 31, 2005).

EOPT’s three-year TSR will be compared to a similarly computed TSR of the companies included in the Cohen & Steers Realty Majors Index (a group of large REITs spanning multiple sectors) at the end of the Performance Period. If that index is no longer available, the Committee will select another comparable index. The actual number of Shares you earn at the end of the Performance Period will be based on the following performance schedule:

Percent of Target
3-Year TSR Percentile	Award Earned
Below 35th percentile	0%
35th percentile	50%
50th percentile	100%
75th percentile and above	200%

The number of Shares earned will be interpolated for performance between the 35th and 75th percentile.

Q	Will share certificates be issued in my name at the time of grant of a Performance Award?

A	No. Share certificates are not issued at the time of grant of a Performance Award. At the time Shares are transferred to you in settlement of the Performance Award following the end of the Performance Period, based on the extent to which the Performance Goals have been achieved, EOPT will reflect your ownership of such Shares by book entry through Fidelity Brokerage LLC (“Fidelity”) or any other administrative agent chosen by EOPT. For a fee, Fidelity will issue share certificates upon your request after the Shares are transferred to you.

Q	What form of payout will I receive for the Performance Award?

A	If a payout of the Performance Award is earned based on satisfaction of the Performance Goals, payouts will be in the form of either Shares or, in the discretion of the Chief Executive Officer and the Executive Vice President – Human Resources of EOPT, the cash value (as of the award determination date) of the Shares earned.

Q	When will I receive my payout of the Performance Award?

A	To allow time for the TSR calculation and award determination, your Performance Award will be paid out on or about the “award determination date,” which will be the 15th business day following the end of the Performance Period (or the 15th business day following termination of employment due to death, Disability, retirement at age 62 or a Change in Control).

Q	Can I defer my Performance Award and dividend equivalents into the SERP?

A	If you are eligible to participate in the SERP, you will have until six months before the end of the Performance Period to make an irrevocable election to defer receipt of any Shares (or, if applicable, cash value of Shares) and dividend equivalents that may otherwise be transferred to you in settlement of the Performance Award following the end of the Performance Period, by exchanging your right to receive such Shares for Phantom Share Units under the SERP and by exchanging your right to receive any cash or dividend equivalents for an equal amount credited to your account under the SERP.

Q	Can I transfer my Performance Award?

A	You may not sell, assign or otherwise transfer this Performance Award. Any attempt to do so will be void and without effect. However, you will have the right to transfer any Shares that are transferred to you in settlement of the Performance Award following the end of the Performance Period. If you are eligible to elect to defer receipt of Shares under the SERP, transferability of the Phantom Share Units credited to your account under the SERP will be controlled by the SERP plan document.

Q	Are there times when I cannot sell my Shares after they have been transferred to me?

A	Yes. There may be times when EOPT’s Chief Legal Counsel imposes a “blackout period” because of the existence or potential existence of significant non-public information, such as a large acquisition or earnings that differ from stock market expectations, or if EOPT conducts an additional offering to sell more Shares. During these times, you may have to temporarily wait to sell your Shares, whether or not such information is communicated to you.

In addition, while an employee, if you are restricted to trading within the window periods established under EOPT’s insider trading policy (as determined by the Chief Legal Counsel), you cannot sell any Shares (or any other holdings of EOPT shares) outside of the window periods following the release of quarterly financial information, or otherwise in violation of any trading policy established by EOPT’s Chief Legal Counsel and applicable to you.

If you are an “affiliate” of EOPT under the federal securities laws, your sales of Shares must comply with Rule 144. You will be advised if you are subject to Rule 144.

VESTING	Q	When will I become vested in my Performance Award?

	A	At the conclusion of the Performance Period, provided that you then are an employee of EOPT or a Subsidiary and otherwise satisfy any conditions for vesting set forth in the Plan, you will be 100% vested in whatever number of Shares you earn during the Performance Period, based on the extent to which the Performance Goals have been achieved.

	Q	Are there any circumstances under which I will vest in my Performance Award before the end of the Performance Period?

	A	Yes. You will become immediately vested in your Performance Award if your Service terminates:
•	because of your death or “Disability” (as defined in the Glossary); or

•	in connection with your retirement at or after age 62; or

•	as a result of a Change in Control (as defined in the Plan) of EOPT.

In the event of termination of employment as a result of death or Disability during a Performance Period, payout of the Performance Award will be made at 100% of the target amount of the Performance Award. In the event of termination of employment during a Performance Period as a result of a Change in Control of EOPT or retirement at or after age 62, payout of the Performance Award will be made based on EOPT’s relative TSR for the portion of the Performance Period ending on the termination date using the same method as if you had completed the three-year Performance Period, but appropriately adjusted to account for the shorter period. You will also be paid a cash amount for dividend equivalents accumulated up to the termination event based on the number of EOPT shares actually paid out.

FORFEITURE	Q	What happens if I leave EOPT before the end of the Performance Period?

	A	Unless your Service terminates before the end of the Performance Period because of death, Disability, retirement at or after age 62 or a Change in Control, you will forfeit any rights under the Performance Award upon your termination of Service.

TAX CONSEQUENCES	Q	When do I pay tax on Shares or cash transferred to me under the Performance Award?

	A	At the time Shares or cash are transferred to you in settlement of the Performance Award (the “award determination date”), you will recognize ordinary income in an amount equal to the “Fair Market Value” (as defined in the Plan) of the Shares and you will be subject to income taxes and FICA (Medicare and social security taxes) on that amount.

Alternatively, if you are eligible to participate in the SERP and you have elected to defer receipt of any Shares that may otherwise be transferred to you in settlement of the Performance Award by exchanging them for Phantom Share Units (or, if cash is to be paid in settlement of the Performance Award, if you elected to defer the cash), you will be required to pay FICA when the Shares or cash would have been transferred to you if you had not made a deferral election. EOPT or its agent will provide you with a calculation of the FICA due. You will recognize ordinary income (and be subject to income taxes) when you receive a distribution from the SERP in an amount equal to the Fair Market Value of the Shares and the amount of any cash distributed to you.

Q	What is the tax treatment for dividend equivalents received with respect to the number of Shares earned under my Performance Award?

A	Any dividend equivalents received by you following the end of the Performance Period with respect to the number of Shares earned during the Performance Period will be treated as compensation includable in your gross income reported on IRS Form W-2.

Alternatively, if you are eligible to participate in the SERP and you have elected to defer receipt of any dividend equivalents that may otherwise be transferred to you upon settlement of the Performance Award by exchanging them for an equal amount credited to your Account under the SERP, you will be required to pay FICA when the dividend equivalents would, if you had not made a deferral election, have been transferred to you, and EOPT or its agent will provide you with a calculation of the FICA due. You will recognize ordinary income (and be subject to income taxes) when amounts attributable to the dividend equivalents are distributed to you from the SERP.

Q	How do I remit payment for any withholding taxes owed with respect to the Performance Award?

A	Any income you recognize with respect to the Performance Award is subject to all tax withholding requirements. Payment of part or all of the required withholding taxes may be satisfied as follows:
•	you may elect to sell unrestricted Shares through EOPT’s designated broker (currently Fidelity) to satisfy all tax withholding requirements provided that you are in compliance with EOPT’s insider trading policy. Executive officers of EOPT subject to Section 16 of Securities Exchange Act of 1934 must obtain prior approval from the Chief Legal Counsel to sell Shares to satisfy tax withholding requirements.

•	EOPT may withhold from any amounts payable to you as compensation, or otherwise, an amount necessary to satisfy all tax withholding requirements;

•	you may elect to deliver to EOPT’s designated broker (currently Fidelity) any unrestricted Shares having a Fair Market Value determined as of the date of such delivery equal to the amount required to be withheld;

•	EOPT may permit any delivery of unrestricted Shares to be made by withholding Shares otherwise transferable to you in settlement of the Performance Award equal to the minimum amount required to be withheld: or

•	you may remit to EOPT’s agent for the Plan Administrator (currently Fidelity) the amount required to be withheld.

ELIGIBILITY	Q	Who is eligible to receive a Performance Award?

	A	SVPs (with the exception of SVPs – Investments), RSVPs, EVPs and the CEO of EOPT are eligible to receive Performance Awards. The Committee designates the individuals who receive Performance Awards under the Plan for each Performance Period.

SHARES SUBJECT TO THE PLAN	The maximum aggregate number of Shares of EOPT available for issuance under the Plan is 20,000,000. No more than 10,000,000 Shares are available for issuance under the Plan pursuant to Awards other than options. To the extent that Awards granted under the Plan expire unexercised or are terminated, surrendered or canceled without the delivery of Shares, the Shares allocated to such Awards shall again become available for future grants under the Plan, unless the Plan has terminated.

In the event of any change in the outstanding Shares due to a reorganization, merger, or consolidation or on account of any Share dividend or other distribution payable in Shares, Share split, reverse split, recapitalization, reclassification, combination of Shares, exchange of Shares or other increase or decrease in Shares effected without receipt of consideration by EOPT, the number of Shares reserved for issuance under the Plan and Shares subject to or covered by outstanding Awards shall be proportionately adjusted by the Committee.
The Committee may make this adjustment in any manner it deems equitable; however, in no event shall:
•	the aggregate exercise price payable with respect to Shares subject to an outstanding option or SAR be changed; or

•	any fractional Shares be issued pursuant to any such adjustment.

If the adjustment results in fractional Shares, the fractional Shares will be eliminated by rounding down to the nearest whole Share.

MORE INFORMATION ABOUT SHARES	Shares are traded on the New York Stock Exchange under the symbol “EOP.” Like other publicly traded shares, the price for Shares will vary due to many factors, such as:
•	general economic and political conditions,

•	tax and interest rates,

•	actual and expected changes in our earnings as compared to past results,

•	comparisons with the earnings of other public companies, and

•	other factors over which EOPT has no control.

SECTION 16 TRUSTEES & OFFICERS OF EOPT	Rules promulgated under Section 16 of the Securities Exchange Act of 1934 apply to Plan transactions by executive officers and trustees of EOPT. Such individuals must consult EOPT’s Chief Legal Counsel or his designee, prior to selling or transferring any Shares acquired under the Plan.

DURATION, MODIFICATION & TERMINATION OF THE PLAN	Unless terminated earlier, the Plan will expire on March 26, 2013 and no Awards may be granted under the Plan after that date. Notwithstanding the foregoing, EOPT reserves the right to amend or terminate the Plan at any time, subject to the approval of EOPT’s shareholders as may be required by law. Any amendment or termination of the Plan will not alter or impair any Award previously granted to you under the Plan without your consent.

APPLICABLE LAWS	The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

NOTICES	All notices under the agreement incorporated in this Summary and Agreement shall be in writing and sent by certified mail or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to EOPT should be addressed to the attention of the Chief Legal Counsel and sent to the address provided on page 2 of this Agreement. All notices to you will be sent to your last known address on the records of EOPT. Any such written notice or communication given by mail will be deemed to have been given two (2) business days after the date the notice or communication was mailed; or, if sent by an overnight delivery service, it shall be deemed to have been given one (1) business day after the date sent.

SIGNATURES ON AGREEMENT	Please sign this agreement where indicated below and return the originally signed copy to:

Please keep a copy of this agreement for your records.

EQUITY OFFICE PROPERTIES TRUST

By:

Its:

GRANTEE

GLOSSARY OF TERMS
Cause means, as determined by the Committee and unless otherwise provided in an applicable agreement with EOPT or a Subsidiary, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of EOPT’s insider trading policy, the Code of Ethics for Certain Officers, EOPT’s Code of Ethics, or similar policy, or of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between you and EOPT or a Subsidiary.
Committee means the Compensation Committee of the Board of Trustees of EOPT.
Disability means a physical or mental condition that entitles a participant to benefits under the employer-sponsored long-term disability plan in which he or she participates.
EOPT means Equity Office Properties Trust, the sponsor of the Plan.
Phantom Share Unit means a bookkeeping entry representing an obligation of EOPT to pay the value of Shares that you elected to defer receipt of by participating in the SERP.
Plan means the Equity Office Properties Trust 2003 Share Option and Share Incentive Plan, as amended from time to time.
Plan Administrator means the Committee.
Service means your performance of services as an employee, officer or trustee for EOPT or any Subsidiary.
Shares means common shares of beneficial ownership of EOPT, having a par value of $.01.